UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 13, 2006
Symantec Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

20330 Stevens Creek Blvd., Cupertino, CA	95014
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code (408) 517-8000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On September 13, 2006, at the 2006 Annual Meeting of Stockholders of Symantec Corporation (the “Company”), the Company’s stockholders approved the amendment and restatement of the Company 2004 Equity Incentive Plan (the “Plan”). The amendment and restatement effects the following material changes to the Plan:
1.	Increases the number of shares of the Company’s common stock authorized under the Plan by 40,000,000 shares, to approximately 67,470,000 shares.
2.	Eliminates the limitation that no more than 10% of the shares issued under the Plan shall be issued as restricted stock awards, and modifies the share pool available under the Plan to reflect a ratio-based pool, where the grant of each full-value award (such as a share of restricted stock or a restricted stock unit) decreases the share pool by 2.0 shares. The grant of a stock option or a stock appreciation right would decrease the share pool by 1.0 share.
3.	Replaces the current automatic annual grant of stock options to the Company’s non-employee directors with an automatic annual award of restricted stock units with a fixed dollar value of $180,000.
The Company’s Board of Directors (the “Board”) approved the amendment and restatement of the Plan on July 18, 2006, effective upon stockholder approval at the Annual Meeting.
As previously announced, pursuant to discussions of the Company with Institutional Shareholder Services (“ISS”), management of the Company has determined to recommend to the Board that it amend Section 16 of the Plan to delete the second sentence in such section to clarify that the Company may not engage in a cash-for-equity exchange without prior stockholder approval. The Company expects the Board to so amend the Plan at the next meeting of the Board.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation
Date: September 13, 2006	By:	/s/ Arthur F. Courville
Arthur F. Courville
Executive Vice President, General Counsel, and Secretary